                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-19082
                                    ---------

                            OPTIMAX INDUSTRIES, INC.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


                         7100 Hayvenhurst Ave, Ste. 324
                               Van Nuys, CA 91406
            ---------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.001 par value
                          -----------------------------
            (Title of each class of securities covered by this Form)


                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [X]                Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date:
320
---
Pursuant to the requirements of the Securities Exchange Act of 1934, Optimax Industries, Inc. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

                                       Optimax Industries, Inc.

Date: January 16, 2008           By: /s/ Nota Berger
                                       --------------------------------
                                         Nota Berger, President